EXHIBIT 10.1

Execution Version

STRATEGIC AGREEMENT

BY AND BETWEEN

STARWOOD CAPITAL GROUP GLOBAL III, L.P.,

AND

MARA USA CORPORATION

DATED AS OF FEBRUARY 26, 2026

TABLE OF CONTENTS

Page

Section 1. Definitions		1

Section 2. Exclusivity		1

Section 3. Pre-Development Services Agreement; Leasing Commission Agreement; MARA Lease		3

Section 4. Pre-Development Activities		4

Section 5. Pursuit Costs		6

Section 6. Non-Solicit; No Hire		8

Section 7. Development Phase Trigger Event		8

Section 8. Notice to Proceed		11

Section 9. Notice to Proceed Alone		12

Section 10. Term		13
10.1	Term	13
10.2	Effect of Termination	14

Section 11. Structure of Ventures		14

Section 12. Confidentiality		14

Section 13. Representations and Warranties		15
13.1	In General	16
13.2	Representations and Warranties	16
13.3	MARA Representation and Warranty	17
13.4	Starwood Representation and Warranty	17

Section 14. Indemnification		17

Section 15. Miscellaneous		17
15.1	No Partnership	18
15.2	Notices	18
15.3	Governing Law	19
15.4	Successors; Assignment	20
15.5	Construction	20
15.6	Table of Contents and Captions Not Part of Agreement	20
15.7	Severability	20
15.8	Counterparts	21
15.9	Entire Agreement and Amendment	21

15.10	Further Assurances	21
15.11	No Third Party Rights	21
15.12	Incorporation by Reference	21
15.13	Remedies Cumulative; Dispute Costs	21
15.14	No Waiver	22
15.15	Limitation On Use of Names	22
15.16	Public Announcements	22
15.17	No Construction Against Drafter	22
15.18	Expenses	22
15.19	Termination of Certain Agreements	22
15.20	Limitation on Liability	23
15.21	MARA Net Worth	24
15.22	Change of Control of MARA Parent.	24
15.23	Specified Pursuit Costs.	25

SCHEDULES
Schedule A	Target Properties; Base Purchase Prices; Purchase Price Maximum Power
Schedule B	Target Property Project Parameters
Schedule C	Pursuit Costs Budgets
Schedule D	Approved Investment Structure
Schedule E	Existing Accretive Property
Schedule F	Target Property Leasing Guidelines

EXHIBITS
Exhibit A	Definitions
Exhibit B	Pre-Development Services Agreement
Exhibit C	Leasing Commission Agreement
Exhibit D-1	Form of Contribution Agreement (Asset)
Exhibit D-2	Form of Contribution Agreement (Equity)
Exhibit E	Form of JV Agreement
Exhibit F	Form of REIT Agreement
Exhibit G	Form of Development Services Agreement
Exhibit H	MARA Lease Terms
Exhibit I	Form of Property Management Agreement

STRATEGIC AGREEMENT

THIS STRATEGIC AGREEMENT (this “Agreement”) is dated as of February 26, 2026 (the “Effective Date”), by and between (i) STARWOOD CAPITAL GROUP GLOBAL III, L.P., a Delaware limited partnership (“Starwood”), and (ii) MARA USA CORPORATION, a Delaware corporation (“MARA”; and together with Starwood, each a “Party” and collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, MARA is the direct or indirect owner or holder of the fee or ground leasehold interest in the Target Properties;

WHEREAS, the Parties have agreed to pursue the pre-development, marketing, acquisition, ownership, development, leasing and financing of the Target Properties on the terms provided herein;

WHEREAS, the Parties have agreed that simultaneously herewith SDV (as hereinafter defined), Starwood and MARA (and/or its applicable Affiliates and/or Subsidiaries) shall enter into the Pre-Development Services Agreement, pursuant to which SDV shall perform pre-development services with respect to the Target Properties on the terms provided in the Pre-Development Services Agreement;

WHEREAS, the Parties have agreed that simultaneously herewith SDV, Starwood and the owner of each Target Property shall enter into a Leasing Commission Agreement, pursuant to which SDV shall perform marketing and leasing services with respect to such Target Property on the terms provided in such Leasing Commission Agreement; and

WHEREAS, if the Parties elect to contribute a Target Property to a Joint Venture pursuant to Section 8, then the Parties have agreed that each Joint Venture, directly or indirectly, shall enter into agreements with Starwood and/or its Affiliates for the provision of development, leasing, power, property management and other services for each applicable Joint Venture on the terms provided herein.

NOW, THEREFORE, in consideration of the agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1. Definitions. Capitalized terms used herein shall have the meanings ascribed to such terms in this Agreement (including, without limitation, Exhibit A attached hereto).

Section 2. Exclusivity.

(a)               MARA Exclusivity.

(i)                 During the Exclusivity Period, each MARA Restricted Person shall not, directly or indirectly, itself or through any of its agents, advisors or representatives (including without limitation, the Broker), with respect to each Target Property or with respect to

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any property within a thirty (30) mile radius of any Target Property, directly or indirectly solicit, make, accept, negotiate, entertain or respond to, any proposals or transaction from or to any third party or otherwise pursue (on its own behalf and/or with any third party) any proposals or transaction, in each of the foregoing cases, of any nature regarding the direct or indirect acquisition, sale, leasing, development, redevelopment, financing or refinancing of all or a portion of any Target Property or any property within a thirty (30) mile radius of any such Target Property (or, in each case, any alternative to any transaction contemplated in this Agreement), including, without limitation, joint ventures to directly or indirectly own, lease or develop any Target Property or any interest therein or any similar opportunity within a thirty (30) mile radius of any Target Property, except with Starwood and/or its Controlled Affiliates; provided that the foregoing shall not restrict (A) debt financing or refinancing so long as such debt financing or refinancing (1) unless otherwise being paid off prior to the applicable contribution or sale, is not secured, in whole or in part, by a lien on any Target Property (or any portion thereof or interest therein) or any Person (or any portion thereof or interest therein) that is or is reasonably likely to be contributed to a Joint Venture or be purchased by Starwood (and/or its applicable Affiliates) if Starwood delivered a Notice to Proceed Alone (i.e., any Person that would be the subject of an “entity” transaction), and (2) unless otherwise being paid off prior to the applicable contribution or sale, would not, or would not reasonably be likely to, adversely affect the current, or contemplated, development, ownership, leasing or financing of any Target Property, (B) the sale or transfer of direct or indirect equity interests in MARA, (C) the sale or transfer of all or substantially all of MARA’s assets in a transaction or series of related transactions so long as the purchasers thereof assumes all of the liabilities and obligations of MARA hereunder in a manner reasonably acceptable to Starwood or (D) transfers among MARA and its Controlled Affiliates provided (1) any such transfer does not adversely affect any of the obligations of MARA under this Agreement or the rights of Starwood under this Agreement and (2) any such Controlled Affiliate that acquires title or ownership of the direct or indirect owner of the Person that holds title, to such applicable Target Property executes and delivers a joinder to this Agreement agreeing to be bound by, and jointly and severally liable for, all of the obligations of MARA under this Agreement and that is otherwise reasonably acceptable to Starwood or (E) an Excluded Opportunity. In the event that MARA enters into debt financing or refinancing that is secured by a lien or pledge on any Target Property (or any portion thereof or interest therein), and MARA receives a notice from the applicable lender of its intent to foreclose on such lien or pledge, MARA shall be automatically deemed to have delivered a Notice Not to Proceed with respect to such Target Property, and Starwood shall be permitted to deliver a Notice to Proceed Alone with respect to such Target Property (whether or not the event described in clause (b) of the definition of Development Phase Trigger Event has occurred).

(ii)              MARA may (in its sole discretion) request from time to time that future properties directly or indirectly acquired or ground leased by MARA be added to this Agreement as “Target Properties”; and in the event (i) MARA makes any such request, (ii) Starwood agrees (in its sole discretion) to such request and (iii) MARA and Starwood agree in their respective sole discretion to the terms (which terms shall include, without limitation, how pursuit costs are paid by, and allocated to, the Parties) on which any such property would be added to this Agreement as a “Target Property”, then the Parties shall enter into (A) an amendment to this Agreement and the Pre-Development Services Agreement to (I) add such property (x) to this Agreement as a “Target Property” and (y) the Pre-Development Services

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Agreement as a property thereunder and (II) incorporate such agreed upon terms and (B) a Leasing Commission Agreement with respect to such property.

(b)               Starwood Exclusivity. During the Exclusivity Period with respect to each Target Property, each Starwood Restricted Person shall not, directly or indirectly, itself or through any of its agents, advisors or representatives: (i) enter into any agreement or arrangement with any third party, other than MARA and/or its Controlled Affiliates, for the acquisition, leasing or an equity investment in a Person making an acquisition, of a Mining Facility and/or Data Center Facility within a thirty (30) mile radius of such Target Property with respect to which the Exclusivity Period continues to apply pursuant to the terms and provisions of this Agreement, or (ii) negotiate with any third party, other than MARA and/or its Controlled Affiliates, any such agreement or arrangement; provided that the foregoing shall not restrict (A) any direct or indirect acquisition or lease of any property (including easement rights) that is, or is reasonably likely to be, consistent with the applicable Target Property Project Parameters of such Target Property or otherwise accretive to the development, ownership, leasing, management or operation of one or more Data Center Facilities on such Target Property and that will be contributed to the applicable Joint Venture along with such Target Property in the event both Parties provide a Notice to Proceed with respect to such Target Property pursuant to Section 7 (any such property, an “Accretive Property”) (it being acknowledged and agreed that each property set forth on Schedule 2(b) attached hereto (and any parcel that is directly adjacent to each property set forth on Schedule 2(b) attached hereto) shall constitute an Accretive Property that is covered by this clause (A)), (B) any Excluded Opportunity, (C) any development or property management services with respect to any property in which neither Starwood nor any Controlled Affiliate of Starwood has any direct or indirect equity interest, (D) a Third Party Joint Venture, (E) the performance and observance by Starwood of its rights, obligations and duties under this Agreement, or (F) if a Non-Funding Event occurs with respect to Wheeler and Tibljas Property, any direct or indirect activity with respect to the Wheeler and Tibljas Property (including, without limitation, the development, ownership, investment, leasing, management or operation of the Wheeler and Tibljas Property).

(c)               Exclusivity Agreements. MARA and Starwood each acknowledge and agree that the covenants contained in this Section 2 are reasonable in view of the benefit conferred upon each of the Parties pursuant to the transactions contemplated herein. However, if such covenants should be adjudged unreasonable in any judicial or arbitral proceeding, then such covenants shall be modified such that such covenants may be enforced to the maximum extent permitted as are adjudged to be reasonable.

Section 3. Pre-Development Services Agreement; Leasing Commission Agreement; MARA Lease. Concurrently with the execution and delivery of this Agreement on the Effective Date: (a) SDV, Starwood and MARA (and/or its applicable Affiliates and/or Subsidiaries) have entered into the Pre-Development Services Agreement, pursuant to which SDV shall perform pre-development services with respect to the Target Properties on the terms provided in the Pre-Development Services Agreement; and (b) SDV, Starwood and the owner of each Target Property have entered into a Leasing Commission Agreement, pursuant to which SDV shall perform leasing services with respect to such Target Property on the terms provided in such Leasing Commission Agreement. The Parties shall jointly use good faith commercially

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reasonable efforts to negotiate the form of MARA Lease within ninety (90) days following the Effective Date.

Section 4. Pre-Development Activities.

(a)               With respect to each Target Property, commencing on the Effective Date and continuing during the Exclusivity Period with respect to such Target Property, unless (X) MARA is not complying in any material respect with Sections 4(d) and/or 5(c) below with respect to such Target Property (which non-compliance continues for ten (10) Business Days after written notice of the same is provided by Starwood to MARA), (Y) a Non-Funding Event (as defined below) has occurred with respect to such Target Property or (Z) the Pursuit Costs Budget with respect to such Target Property has been exhausted (except if Starwood has elected to fund, or MARA has elected to fund, such costs and expenses in excess of the Pursuit Costs Budget with respect to such Target Property that are necessary for Starwood to comply with its obligations to perform the Pre-Development Activities with respect to such Target Property), Starwood and/or its designated Affiliates, including without limitation, SDV and/or WWMC (as applicable), as determined and directed by Starwood in its sole discretion, shall (including, as applicable, pursuant to the Pre-Development Services Agreement and/or the Leasing Commission Agreements), use commercially reasonable efforts to and have the power and authority to (collectively, with respect to each Target Property, the “Pre-Development Activities”), which efforts shall include devoting time and resources to the Pre-Development Activities that are materially no less than those SDV and/or WWMC (as applicable) devotes to its own projects of a comparable size and in a similar geography, taking into account the facts and circumstances surrounding such Target Property, including the viability of developing a data center on such Target Property:

(i)                 commence, or continue, as applicable, the completion of due diligence, surveys, on-site work and review and/or other predevelopment activities with respect to the development of one or more Data Center Facilities on such Target Property, in each case, consistent with the Target Property Project Parameters with respect to such Target Property (and/or advise MARA on how to undertake these activities) (collectively, with respect to each Target Property, the “Due Diligence Activities”);

(ii)              pursue, satisfy and obtain Development Approvals with respect to the development of one or more Data Center Facilities on such Target Property, in each case, consistent with the Target Property Project Parameters with respect to such Target Property;

(iii)            together with MARA, pursue or continue to pursue the applicable Power Contingency with respect to such Target Property;

(iv)             commence, or continue, as applicable, leasing activities with respect to such Target Property in an effort to procure (but not execute) an Approved Lease with respect to such Target Property, including, without limitation, (A) initial marketing, (B) canvassing the market with all tenants with a focus on investment grade hyperscalers and enterprise tenants or neoscalers with shadow credit or credit enhancements provided by investment grade sources for the length of the applicable lease term and (C) negotiating term sheets, letters of intent and lease agreements (it being agreed that when leasing decisions are

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made by Starwood with respect to such Target Property and leasing activities are undertaken for such Target Property vis-à-vis other properties owned by Starwood and its Controlled Affiliates, Starwood and its Controlled Affiliates shall not be permitted to actively divert a potential tenant of such Target Property to any other property owned by Starwood or its Controlled Affiliates (or a property with respect to which Starwood or its Controlled Affiliates earn fees) unless there is a legitimate business reason why such Target Property will not satisfy the needs of such potential tenant, as determined by Starwood acting reasonably and in good faith);

(v)               procure all regulatory approvals required in connection with (A) the development of the Data Center Facility or Data Center Facilities intended to be developed on such Target Property pursuant to the Target Property Project Parameters applicable to such Target Property and/or (B) the acquisition of such Target Property by (1) a Joint Venture and/or a Subsidiary thereof pursuant to Section 8 or (2) Starwood and/or an Affiliate thereof pursuant to Section 9(b) (collectively, with respect to a Target Property, the “Regulatory Approvals”);

(vi)             propose, for approval by MARA in MARA’s sole discretion, any changes to the Target Property Project Parameters required with respect to such Target Property;

(vii)          pursue (but not close) financing for the development of the Data Center Facility or Data Center Facilities intended to be developed on such Target Property that is consistent with the Qualified Financing Criteria (the “Financing Terms”), which Financing Terms may be provided by an Affiliate of Starwood so long as Starwood selected such Financing Terms from such Affiliate through a marketed process;

(viii)        prepare a reasonably detailed development business plan and budget with respect to such Target Property, and the Data Center Facility or Data Center Facilities intended to be developed thereon pursuant to the Target Property Project Parameters applicable to such Target Property (with respect to each Target Property, upon the finalization thereof by Starwood and/or its Affiliates, the “Development Business Plan and Budget”), and, if applicable, design development plans with respect to such Target Property; it being acknowledged and agreed that MARA will have the right to review and comment on each applicable development business plan and budget and design development plans and Starwood will consider such comments in good faith, but the approval and finalization of the final Development Business Plan and Budget and the final design development plans for each Target Property shall be determined by Starwood;

(ix)             with respect to any Accretive Property (with any other Specified Accretive Asset being an Accretive Property for purposes of this clause (ix)), unilaterally control and take, or to not take, all actions in respect of the pursuit, diligence, acquisition and/or financing of such Accretive Property, including unilaterally (A) pursue the acquisition of, and negotiate and enter into agreements to acquire, such Accretive Property, which may be in the name of Starwood and/or its Affiliates notwithstanding that MARA will be funding the applicable deposits thereunder as Approved Pursuit Costs (such agreements, collectively, the “Accretive Property Purchase Agreements”) and (B) control all decisions under or with respect to any such Accretive Property Purchase Agreements. All Accretive Property Purchase Agreements shall permit assignment to MARA or its designated Affiliate without the applicable

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counterparty’s consent in the event that Starwood delivers a Notice Not to Proceed with respect to the applicable Target Property;

(x)               with respect to any Target Property that is ground leased, if applicable: (A) explore and negotiate opportunities to terminate such ground lease with the applicable ground lessor in exchange for such ground lessor conveying fee simple title to such Target Property to MARA or its designated Affiliate (which Target Property would for all purposes of this Agreement then comprise such fee simple (as opposed to ground lease) interest) and (B) use commercially reasonable efforts to negotiate an amendment and estoppel with the applicable ground landlord to include (i) customary provisions that would make the applicable ground lease “financeable” (e.g., by adding lender cure rights), (ii) transfer provisions for Starwood and MARA that would permit transfers that are permitted in the JV Agreement and (iii) customary reaffirmation and estoppel provisions, in each case in form and substance reasonably acceptable to MARA and Starwood (each of (A) and (B), a “Ground Lease Termination / Amendment”); and

(xi)             pursue any Third Party Joint Venture opportunities with respect to such Target Property.

(b)               Starwood shall keep MARA reasonably apprised (which may be in the form of an e-mail, a video meeting and/or a telephone call) from time to time (and no less frequently than once every two weeks) of the status of the performance of the Pre-Development Activities and provide MARA with any reasonable information (to the extent within the possession and/or reasonable control of Starwood) reasonably requested by MARA with respect to the Pre-Development Activities in a timely manner, including items that may be completed that would otherwise comprise part of the Development Package.

(c)               MARA shall promptly notify Starwood of the occurrence of any material adverse event with respect to any Target Property or the development thereof as one or more Data Center Facilities, including, without limitation, (i) environmental issues, (ii) litigation, (iii) title issues, foreclosures or any new encumbrances which would exist following a contribution pursuant to a Contribution Agreement or following a sale pursuant to a Purchase and Sale Agreement, (iv) zoning reclassifications, (v) violations of law, (vi) adverse power or utility issues, (vii) any casualty and/or condemnation, (viii) any financing or refinancing of, or involving, any Target Property (or any portion thereof or any direct or indirect interest therein) and/or (ix) any other matter which could reasonably be expected to impact the development of any Target Property as one or more Data Center Facilities.

(d)               MARA shall permit (and shall cause its Affiliates and Subsidiaries to permit) access to the Target Properties by the Starwood Parties (as defined in both of the Access Agreements) in accordance with the Access Agreement for purposes of performing the Pre-Development Activities and MARA shall (and shall cause its Affiliates and Subsidiaries to) cooperate in all respects with the Starwood, SDV, WWMC, their respective Affiliates and the other Starwood Parties (as defined in both of the Access Agreements) in the performance of the Pre-Development Activities.

Section 5. Pursuit Costs.

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(a)               Starwood and/or its Affiliates shall have the right to incur costs and expenses for each Target Property in connection with pursuing and performing the Pre-Development Activities with respect to such Target Property in accordance with the Pursuit Costs Budget applicable to such Target Property (such costs and expenses are referred to herein as the “Approved Pursuit Costs”). MARA shall be 100% responsible for all Approved Pursuit Costs (including, without limitation, for the avoidance of doubt, any related to the Accretive Property Purchase Agreements). Notwithstanding anything contained in this Agreement to the contrary, with respect to each Target Property, in the event MARA defaults in its obligation to fund any Approved Pursuit Costs with respect to a Target Property (or any Specified Accretive Assets for which the Parties have agreed to fund on a 50 / 50 basis pursuant to Section 15.23(a)), which failure continues for a period of more than ten (10) Business Days after written demand, such failure with respect to such Target Property (or such Specified Accretive Assets) shall constitute a “Non-Funding Event” with respect to such Target Property (or such Specified Accretive Assets) (in each case, it being acknowledged that the date on which the Non-Funding Event occurred with respect to such Target Property (or such Specified Accretive Assets) shall be the date on which MARA defaulted in its obligation to so fund, without regard to such ten (10)-Business Day cure period) and, in addition to any right or remedies available to Starwood under this Agreement relating to such a default by MARA of its obligations under this Agreement with respect to a Target Property (or such Specified Accretive Assets) (in each case, including as described in the definition of Development Phase Trigger Event), Starwood shall have all other rights or remedies available to Starwood at law or in equity.

(b)               If at any time the Pursuit Costs Budget with respect to any Target Property has been exhausted, Starwood shall have the right from time to time, but not the obligation, upon written notice to MARA, to unilaterally increase the Pursuit Costs Budget for such Target Property (other than for the purpose of incurring Specified Pursuit Costs, which is governed by Section 15.23 below) by increments of $2,000,000 and incur costs and expenses in accordance with such increased Pursuit Costs Budget, with any increased costs and expenses set forth therein being deemed “Approved Pursuit Costs” and for which Starwood and/or its Affiliates shall be 100% responsible.

(c)               MARA shall (A) reimburse Starwood and/or its Affiliates for any Approved Pursuit Costs incurred by Starwood and/or its Affiliates that MARA is responsible for pursuant to the terms hereof (1) within thirty (30) days following MARA’s receipt of a reasonably detailed invoice therefor or (2) within the timeframe required by the Pre-Development Services Agreement (if different) or (B) at Starwood’s direction upon written notice to MARA, pay directly to the applicable vendor any Approved Pursuit Costs incurred by Starwood and/or its Affiliates that MARA is responsible for pursuant to the terms hereof on or before the due date set forth in such written notice.

(d)               Starwood shall have the right from time to time without the consent of MARA to reallocate any amounts set forth in the “Professional Costs” and “Land Cost” line items in any Pursuit Costs Budget to any other “Professional Costs” or “Land Cost” line items set forth in such Pursuit Costs Budget so long such reallocation does not increase the total amount set forth in such Pursuit Costs Budget.

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(e)               If the Parties elect to contribute a Target Property to a Joint Venture pursuant to Section 8, then the Parties acknowledge and agree that each Party shall receive capital account credit under the JV Agreement with respect to such Target Property for the amount of the Approved Pursuit Costs funded by (and which have not been reimbursed to) such Party.

(f)                While performing the Pre-Development Activities, in no event shall Starwood be permitted to agree or commit to any future cost or liability with respect to any Target Property that would be binding upon MARA or a Target Property following the expiration of the Exclusivity Period with respect to such Target Property unless such future cost or liability is expressly provided for in the applicable Pursuit Costs Budget; provided, however, if such future cost or liability is for the payment of money, Starwood shall not be in breach of this Section 5(f) if, prior to the point at which such future cost or liability becomes due and payable or within thirty (30) days of written demand by MARA, Starwood (i) pays in full the amount of such future cost or liability, (ii) fully assigns such future cost or liability to Starwood or any of its Affiliates and obtains a full release of MARA with respect to the same or (iii) causes such future cost or liability to be terminated at no cost or expense to MARA or its Affiliates.

Section 6. Non-Solicit; No Hire.

(a)               MARA (on behalf of itself and each MARA Restricted Person) hereby covenants and agrees not to: (i) hire, employ or otherwise engage any Starwood Employment Restricted Person, or (ii) intentionally cause, solicit, induce or encourage any Starwood Employment Restricted Person to leave its employment with Starwood and/or any of its Controlled Affiliates; provided, however, that the foregoing shall not prevent MARA and/or any of its Affiliates from soliciting any Starwood Employment Restricted Person pursuant to a general solicitation of employment not specifically directed at any Starwood Employment Restricted Person (it being acknowledged and agreed by the Parties that the terms, provisions, covenants and conditions set forth in the foregoing clause (i) shall not apply to any Starwood Employment Restricted Person who responds to such general solicitation).

(b)               Starwood (on behalf of itself and each Starwood Restricted Person) hereby covenants and agrees not to: (i) hire, employ or otherwise engage any MARA Employment Restricted Person, or (ii) intentionally cause, solicit, induce or encourage any MARA Employment Restricted Person to leave its employment with MARA and/or any of its Controlled Affiliates; provided, however, that the foregoing shall not prevent Starwood and/or any of its Affiliates from soliciting any MARA Employment Restricted Person pursuant to a general solicitation of employment not specifically directed at any MARA Employment Restricted Person (it being acknowledged and agreed by the Parties that the terms, provisions, covenants and conditions set forth in the foregoing clause (i) shall not apply to any MARA Employment Restricted Person who responds to such general solicitation).

Section 7. Development Phase Trigger Event.

(a)               Within ten (10) Business Days following Starwood providing written notice to MARA that a Development Phase Trigger Event has occurred with respect to a Target Property (which written notice must include the Development Package applicable to such Target

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Property (it being acknowledged and agreed that, subject to the terms of the immediately succeeding sentence, if there is anything immaterial missing from the Development Package, it shall not affect, or have any impact on, whether a Development Phase Trigger Event has occurred)), MARA or Starwood may deliver (i) a Notice to Proceed with respect to such Target Property or (ii) a Notice Not to Proceed with respect to such Target Property. Provided that a Non-Funding Event has not occurred with respect to such Target Property, during such ten (10) Business Day period, Starwood shall promptly respond to all reasonable written requests from MARA for more reasonable information about the contents of such Development Package with respect to such Target Property, to the extent such additional information is within the possession and/or reasonable control of Starwood or its Controlled Affiliates and, if MARA acting in good faith reasonably requests such additional information, Starwood shall use commercially reasonable efforts to obtain such additional information and the ten (10) Business Day decision period shall be tolled and shall not resume until the earlier of (x) the thirtieth (30th) day following such written request and (y) the delivery of such additional information. If Starwood or MARA fails to respond within such ten (10) Business Day period, it shall be deemed to have elected a Notice Not to Proceed with respect to such Target Property. If MARA delivers (or is deemed to have delivered) a Notice Not to Proceed, and Starwood delivers a Notice to Proceed, with respect to such Target Property during such ten (10) Business Day period, then Starwood shall have a period of ten (10) days following its receipt of such Notice Not to Proceed to deliver to MARA prior to the expiration of such ten (10) day period either (I) provided the event described in clause (b) of the definition of Development Phase Trigger Event has occurred with respect to such Target Property, a Notice to Proceed Alone or (II) a Notice Not to Proceed, with respect to such Target Property; it being acknowledged and agreed that if Starwood fails to timely deliver either a Notice to Proceed Alone (if permitted to) or a Notice Not to Proceed, it shall be deemed to have elected a Notice Not to Proceed with respect to such Target Property. If Starwood delivers (or is deemed to have delivered) a Notice Not to Proceed with respect to such Target Property, then such Target Property shall not proceed to the Development Phase. As items in the Development Package are finalized or become available, Starwood shall provide the same to MARA promptly after finalized or becoming available notwithstanding that the written notice in the first sentence of this clause (a) is not required to be provided until the occurrence of a Development Phase Trigger Event. For the avoidance of doubt, (A) if there is something material within Starwood’s possession and/or reasonable control that is missing from the Development Package that is subsequently delivered by (or on behalf of) Starwood and/or its Affiliates to MARA or its Affiliates at least three (3) Business Days prior to MARA delivering (or being deemed to deliver) a Notice to Proceed or a Notice Not to Proceed or (B) something is missing from the Development Package which MARA or its Affiliates have in their possession or control or have knowledge of it, then, in the case of such clause (A) or (B), Starwood shall be deemed to have complied with its obligation in respect of same.

(b)               Any Notice to Proceed with respect to a Target Property delivered by MARA shall indicate (i) what percentage of the equity in the applicable Joint Venture that MARA elects (the “MARA Equity Decision”), which shall not be less than ten percent (10%) and shall not be greater than fifty percent (50%) and (ii) if the Development Package indicates that a MARA Lease can be entered into at such Target Property, MARA’s election as to whether such MARA Lease will be entered into (and, based upon such election, the Applicable Purchase Price shall be recalculated accordingly).

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(c)               Any Notice Not to Proceed with respect to a Target Property delivered by MARA will include a representation and warranty by MARA in favor of Starwood that, as of the date of such Notice Not to Proceed, to MARA’s actual knowledge, MARA has provided to, or made available to, Starwood or its Affiliates all material information and materials in its and/or its Controlled Affiliates’ possession and/or control specifically relating to (i) such Target Property (or any portion thereof and any direct or indirect interest therein) and/or (ii) potential opportunities in relation to such Target Property (or any portion thereof and any direct or indirect interest therein).

(d)               The provisions of this Section 7 (and Sections 8 and 9 below) shall not apply with respect to any Target Property as to which the Exclusivity Period has ended pursuant to clause (v) of the definition thereof.

(e)               Unless deemed delivered pursuant to Section 2(a)(i) or Section 7(a) (it being acknowledged and agreed that deemed delivery pursuant to either of such Sections will for purposes of this sentence be deemed delivered in accordance with this Section 7), the Parties acknowledge and agree that any Notice to Proceed, Notice Not to Proceed or Notice to Proceed Alone shall only be delivered in accordance with this Section 7.

(f)                If, during the ten (10) Business Day period in the first sentence of Section 7(a) above, MARA notifies Starwood that it disputes Starwood’s calculation of the Applicable Purchase Price (or one or more components thereof, including the costs referred to in clause (b) of the definition of Applicable Purchase Price (which the Parties agree that MARA shall be permitted to dispute even though the amount is set forth in the Development Business Plan and Budget) and the amount of the MARA Mining Adjustment, if applicable), unless such dispute is resolved prior to the end of such ten (10) Business Day period, such dispute shall be resolved as follows and such ten (10) Business Day period shall be tolled on a day-for-day basis pending the resolution of such dispute: Starwood shall promptly thereafter cause any Big Four accounting firm (the “Accountant”) to review this Agreement and the disputed Applicable Purchase Price (it being understood that in making such calculation, the Accountant shall be functioning as an expert and not as an arbitrator). Each party agrees to execute, if requested by the Accountant, a customary engagement letter. Starwood and MARA shall cooperate with the Accountant and promptly provide all documents and information reasonably requested by the Accountant. In making such calculation, the Accountant shall consider only the disputed Applicable Purchase Price and in accordance with the terms of this Agreement and not by independent review. The Accountant’s determination on the disputed Applicable Purchase Price shall not be greater than the greater value of the Applicable Purchase Price claimed by either Starwood or MARA or less than the lower value of the Applicable Purchase Price claimed by either Starwood or MARA, as applicable. Starwood and MARA shall direct the Accountant to deliver to Starwood and MARA, as promptly as practicable (but in any case no later than thirty (30) days from the date of its engagement), a report setting forth the Accountant’s determination of the disputed Applicable Purchase Price and, on the basis of the foregoing, a calculation of the Applicable Purchase Price. Such report shall be deemed a final arbitration award that is binding on the parties hereto, and none of the parties shall seek further recourse to courts or other tribunals, other than to enforce such report.

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Section 8. Notice to Proceed. In the event that both MARA and Starwood timely deliver a Notice to Proceed with respect to a Target Property in accordance with Section 7, then on a date mutually selected by the Parties that occurs on or before the date that is thirty (30) days after both Parties have issued a Notice to Proceed with respect to such Target Property, the Parties shall (and/or the Parties shall cause their applicable designated Affiliates to) (x) form the Joint Venture and its applicable Subsidiaries for such Target Property in accordance with the Approved Investment Structure, (y) jointly use good faith commercially reasonable efforts to obtain all applicable Regulatory Approvals, including those related to HSR and (z) execute and deliver the following with respect to such Target Property, as the same may be modified with the mutual approval of the Parties to take into account (i) any jurisdictional modifications with respect to Target Properties not located in the United States and/or (ii) any other facts and circumstances related to such Target Property not currently addressed in the applicable form documents that need to be addressed (it being agreed that the foregoing clause (ii) shall not require any Party to modify any of the following documents in a manner that would increase the liabilities, obligations or costs of such Party (other than to a de minimis extent and other than with respect to any Due Diligence Modifications that Starwood and MARA each using commercially reasonable efforts agree to in good faith)).

(a)               The Contribution Agreement (together with all documents or agreements contemplated thereby, or required to be delivered in connection therewith in order to consummate the transactions contemplated thereby) pursuant to which MARA, or the Affiliate of MARA that owns or ground leases the applicable Target Property, shall contribute all of its right, title and interest in the applicable Target Property (other than any Excluded Property applicable thereto) (or 100% of the direct or indirect interests therein, as reasonably determined by MARA and Starwood) to the applicable Joint Venture for the Applicable Purchase Price in accordance with the terms therein;

(b)               With respect to any Accretive Property, an assignment to the applicable Joint Venture or any Subsidiary thereof selected by Starwood of any purchase and sale agreement with respect to such Accretive Property entered into by any Party or any of its Affiliates (including, without limitation, any Accretive Property Purchase Agreement), or in the event any Party or any of its Affiliates has theretofore acquired an Accretive Property, a conveyance of such Accretive Property to the applicable Joint Venture or any Subsidiary thereof selected by Starwood pursuant to customary conveyancing documents reasonably approved by the Parties, in which case the Parties shall receive capital account credit in the applicable Joint Venture for all out-of-pocket amounts, costs and expenses (based on reasonably detailed back-up information therefor) actually incurred by such Party and its Affiliates with respect to such Accretive Property (and which have not then been reimbursed to such Party and its Affiliates by the other Party and its Affiliates);

(c)               The JV Agreement as modified in accordance with the terms thereof to reflect the MARA Equity Decision applicable thereto (and which will have attached thereto the final Development Business Plan and Budget applicable thereto);

(d)               If, pursuant to Section 11, Starwood elects that the Joint Venture shall hold such Target Property through a REIT Subsidiary, the REIT Agreement and such other

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organizational documents of the Joint Venture and the Subsidiaries of the Joint Venture as Starwood shall reasonably determine;

(e)               The Development Services Agreement;

(f)                If applicable, the MARA Lease; and

(g)               The Property Management Agreement.

Upon the formation of the Joint Venture and its applicable Subsidiaries with respect to a Target Property, the Parties shall assign to the Joint Venture and/or its applicable Subsidiary (pursuant to an assignment and assumption agreement in form and substance reasonably acceptable to the Parties) all Due Diligence Information and Work Product with respect to the applicable Target Property in the Parties’, or their respective Affiliates’, name, possession and/or reasonable control.

Section 9. Notice to Proceed Alone.

(a)               If Starwood delivers (or is deemed to have delivered) a Notice Not to Proceed with respect to a Target Property in accordance with Section 7, then (i) such Target Property shall no longer be subject to the terms and provisions of this Agreement, and (ii) Starwood and/or its Affiliates shall promptly assign to MARA (pursuant to one or more assignment and assumption agreements in form and substance reasonably acceptable to the Parties) (A) all Due Diligence Information and Work Product in their, or their respective Affiliates’, name, possession and/or reasonable control and (B) at MARA’s election in its sole discretion, the applicable Accretive Property Purchase Agreements (if any) shall be assigned (or in the event Starwood or its applicable Affiliate has then actually acquired any Accretive Property applicable to such Target Property, Starwood or such Affiliate shall convey such Accretive Property to MARA) in exchange for MARA paying to Starwood and its Affiliates (based on reasonably detailed back-up information therefor) all out-of-pocket amounts, costs and expenses actually incurred by Starwood and its Affiliates with respect to such Accretive Property (and which have not then been reimbursed by MARA and its Affiliates to Starwood and its Affiliates) pursuant to customary conveyancing documents reasonably approved by the Parties.

(b)               If Starwood delivers a Notice to Proceed Alone with respect to a Target Property in accordance with Section 7 following the delivery by Starwood of written notice of the occurrence of a Development Phase Trigger Event, then within ninety (90) days following the delivery of such Notice to Proceed Alone, Starwood and MARA shall (and/or shall cause their applicable Affiliates to) (i) jointly use good faith commercially reasonable efforts to obtain all applicable Regulatory Approvals described in clause (B) of the definition thereof, including those related to HSR and (ii) enter into (A) the Purchase and Sale Agreement (subject to any applicable Due Diligence Modifications) with respect to such Target Property (other than any Excluded Property applicable thereto) (together with all documents or agreements contemplated thereby, or required to be delivered in connection therewith in order to consummate the transactions contemplated thereby) pursuant to which Starwood or its designated Affiliate will acquire (i) such Target Property (other than any Excluded Property applicable thereto) for the Applicable Purchase Price, (ii) all right, title and interest of MARA and its Affiliates’ in any

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purchase and sale (or similar) agreement entered into with the consent of Starwood (or if entered into without the consent of Starwood, then, at Starwood’s election in its sole and absolute discretion, any purchase and sale (or similar) agreement) with respect to any Accretive Properties applicable to such Target Property (which agreement MARA and its Affiliates shall have caused to be assignable to Starwood and its Affiliates without consent) and (iii) any Accretive Property acquired with the consent of Starwood (or if acquired without the consent of Starwood, then, at Starwood’s election in its sole and absolute discretion, any Accretive Property) that is applicable to such Target Property in exchange for paying to MARA all out-of-pocket amounts, costs and expenses actually incurred by MARA and its Affiliates (based on reasonably detailed back-up information therefor) with respect to such Accretive Property (and which have not then been reimbursed by Starwood and its Affiliates to MARA and its Affiliates), and (B) if applicable, the MARA Lease with respect to such Target Property. Upon the closing under such Purchase and Sale Agreement, (I) MARA shall promptly assign to Starwood and/or its applicable designated Affiliates (pursuant to an assignment and assumption agreement in form and substance reasonably acceptable to the Parties) all Due Diligence Information and Work Product in their, or their respective Affiliates’, name, possession and/or reasonable control with respect to such Target Property and (II) concurrently with such assignment, Starwood and/or its designated Affiliates shall reimburse MARA for all Approved Pursuit Costs incurred and/or paid by MARA and/or its Affiliates based on a reasonably detailed invoice therefor provided by MARA to Starwood at least three (3) Business Days prior to such closing.

Section 10. Term.

10.1          Term. Except as otherwise expressly provided herein, the term of this Agreement (and the rights and obligations of the parties hereunder) shall continue with respect to the Parties and the Target Properties until the earliest to occur of: (i) the termination of this Agreement in its entirety by a Party upon prior written notice to the other Party at any time following the date on which the Exclusivity Period with respect to all Target Properties has expired, (ii) the termination of this Agreement with respect to a specific Target Property by MARA following a material breach by Starwood of its obligations under this Agreement with respect to such Target Property, which material breach continues for thirty (30) Business Days after written notice of the same is provided by MARA to Starwood (provided, that if such breach cannot reasonably be cured within such thirty (30) Business Day period, Starwood has commenced to cure such material breach within such thirty (30) Business Day period and thereafter is diligently and expeditiously trying to cure the same, such thirty (30) Business Day period shall be extended for such time as is reasonably necessary for Starwood in the exercise of due diligence to cure such material breach, such additional period not to exceed sixty (60) Business Days), (iii) the termination of this Agreement with respect to a specific Target Property by Starwood following a material breach by MARA of its obligations under this Agreement with respect to such Target Property, which material breach continues for thirty (30) Business Days after written notice of the same is provided by Starwood to MARA (provided, that if such breach cannot reasonably be cured within such thirty (30) Business Day period, MARA has commenced to cure such material breach within such thirty (30) Business Day period and thereafter is diligently and expeditiously trying to cure the same, such thirty (30) Business Day period shall be extended for such time as is reasonably necessary for MARA in the exercise of due diligence to cure such material breach, such additional period not to exceed sixty (60) Business Days), (iv) the Parties mutually agreeing to terminate this Agreement in writing, (v) the termination of this Agreement in its entirety by

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MARA if a Starwood Change of Control occurs and MARA notifies Starwood in writing of MARA’s termination of this Agreement due to the occurrence of a Starwood Change of Control within sixty (60) days following MARA obtaining knowledge of the Starwood Change of Control, and (vi) the termination of this Agreement in its entirety by Starwood if a MARA Change of Control occurs and Starwood notifies MARA in writing of Starwood’s termination of this Agreement due to the occurrence of a MARA Change of Control within sixty (60) days following Starwood obtaining knowledge of the MARA Change of Control.

10.2          Effect of Termination. If the term of this Agreement expires or terminates in its entirety pursuant to Section 10.1, then this Agreement shall, unless the Parties mutually agree otherwise, be terminated and there shall be no liability hereunder on the part of any Party, except that the provisions of this Agreement which expressly survive a termination of this Agreement and the following Sections of this Agreement, in each case shall survive any termination of this Agreement: Section 5 (Pursuit Costs), Section 6 (Non-Solicit; No Hire) (provided, however, that Section 6 (Non-Solicit; No Hire) shall only survive a termination of this Agreement in its entirety for a period of two (2) years following the termination of this Agreement in its entirety), Section 8 (Notice to Proceed), Section 9 (Notice to Proceed Alone), this Section 10 (Term), Section 12 (Confidentiality), Section 14 (Indemnification) and Section 15 (Miscellaneous). For the avoidance of doubt, the termination of this Agreement shall have no effect on any Joint Venture previously entered into nor the applicable Venture Documents entered into in connection therewith, which shall continue in full force and effect except as the same may be terminated pursuant to the terms expressly set forth therein. Nothing in this Section 10 shall relieve any Party with respect to claims arising prior to such expiration.

Section 11. Structure of Ventures. The structure and organization of each Joint Venture and each of its Subsidiaries, and the structure of the investment by the Parties (or their respective Affiliates) in such Joint Ventures and such Subsidiaries, shall be structured in accordance with the applicable Contribution Agreement and the investment structure attached hereto as Schedule D (the “Approved Investment Structure”); provided, however, that Starwood may in its sole discretion elect, with respect to any Joint Venture on an individual basis, to invest into such Joint Venture through one or more REITs owned by Starwood, in which case such Joint Venture may not be required to hold its applicable property through one or more REIT Subsidiaries.

Section 12. Confidentiality.

(a)               Any information relating to the business, operation or finances of a Party or any of its Affiliates (each Party and such Affiliates, a “Covered Party”) (including the terms of this Agreement, any Venture Document or Purchase and Sale Agreement) which are proprietary or confidential to, or considered proprietary or confidential by, such Covered Party is hereinafter referred to as “Confidential Information”. All information in tangible form (plans, writings (including, without limitation, customer lists and marketing materials), drawings, computer software and programs, etc., any basis of design and intellectual property (including copies and tangible embodiments thereof, in whatever form or medium, including electronic media)) or provided to or conveyed orally or visually to a receiving Covered Party (including, without limitation, any marketing techniques or property identification and acquisition methods), shall be presumed to be Confidential Information at the time of delivery to the receiving Covered Party. Each Party agrees (and agrees to cause its representatives, employees, agents, attorneys and

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accountants (collectively, “Representatives”)): (i) not to disclose such Confidential Information to any Person except to those of its Representatives who need to know such Confidential Information in connection with this Agreement and the consummation of the transactions contemplated hereby and who have agreed to maintain the confidentiality of such Confidential Information (it being agreed that such Party shall be responsible and liable for any unauthorized disclosure or use of such Confidential Information by its Representatives) and (ii) neither it nor any of its Representatives will use the Confidential Information for any purpose other than in connection with this Agreement and the consummation of the transactions contemplated hereby; provided that nothing herein shall prevent any Covered Party from disclosing any portion of such Confidential Information (A) to the applicable Joint Venture and allowing the applicable Joint Venture to use such Confidential Information in connection with such Joint Venture’s business, (B) pursuant to judicial order or in response to a governmental inquiry, by subpoena or other legal process, but only to the extent required by such order, inquiry, subpoena or process, and only after reasonable notice to the original divulging Covered Party, (C) as necessary or appropriate in connection with, or to prevent the audit by, a governmental agency of the accounts of any of the Covered Parties, (D) in order to initiate, defend or otherwise pursue legal proceedings or arbitration between the parties regarding this Agreement or any Venture Document, (E) as necessary in connection with a Transfer (as defined in the applicable JV Agreement) of the equity interests of a Covered Party or its Affiliates in such Joint Venture or otherwise in connection with a disposition of the assets of the applicable Joint Venture, in each of the foregoing cases, permitted under the applicable JV Agreement; provided the recipient agrees to maintain the confidentiality of such Confidential Information, (F) [intentionally omitted], (G) as, and solely to the extent, required or advisable by applicable laws or applicable rules and regulations of a stock exchange or the Securities Exchange Commission; provided notice of such disclosure is first given to the divulging Covered Parties prior to such disclosure, or (H) to any existing and prospective, direct or indirect, investors, partners, members, lenders and other capital sources; provided the recipient agrees to maintain the confidentiality of such Confidential Information (it being agreed that such Party shall be responsible and liable for any unauthorized disclosure or use of such Confidential Information by such recipient). Confidential Information shall not include information (I) which is or hereafter becomes public, other than by breach of this Agreement, (II) which was already in the receiving Covered Party’s possession prior to any disclosure of the Confidential Information to the receiving Covered Party by the divulging Covered Party, or (III) which has been or is hereafter obtained by the receiving Covered Party from a third party not bound by any confidentiality obligation with respect to the Confidential Information.

(b)               All Confidential Information shall be protected by the receiving Covered Party from disclosure with the same degree of care with which such receiving Covered Party protects its own Confidential Information from disclosure. The Covered Parties and their respective Affiliates shall each act to safeguard the secrecy and confidentiality of, and any proprietary rights to, the Confidential Information, except to the extent such information may be disclosed pursuant to Section 12(a) above. Each Covered Party may, from time to time, provide the other Covered Parties written notice of any Confidential Information which is subject to this Section 12.

Section 13. Representations and Warranties.

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13.1          In General. As of the date hereof, each of the Parties hereby makes each of the representations, warranties and covenants applicable to such Party as set forth in Section 13.2. The representations, warranties and covenants set forth in Section 13.2 shall survive the execution of this Agreement.

13.2          Representations and Warranties. Each Party hereby represents, warrants and covenants that:

(a)               Due Incorporation or Formation; Authorization of Agreement. Such Party is a corporation duly organized or a partnership or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate, partnership or company power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Party is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Party has the corporate, partnership or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, partnership or company action. This Agreement constitutes the legal, valid and binding obligation of such Party.

(b)               No Conflict with Restrictions; No Default. Neither the execution, delivery or performance of this Agreement nor the consummation by such Party (or any of its Affiliates) of the transactions contemplated hereby (i) conflicts or will conflict with, violate or result in a breach of (or has conflicted with, violated or resulted in a breach of) any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to such Party or any of its Affiliates, (ii) conflicts or will conflict with, violate, result in a breach of or constitute a default under (or has conflicted with, violated, resulted in a breach of or constituted a default under) any of the terms, conditions or provisions of the articles of incorporation, bylaws, partnership agreement or operating agreement of such Party or any of its Affiliates or of any material agreement or instrument to which such Party or any of its Affiliates is a party or by which such Party or any of its Affiliates is or may be bound or to which any of its properties or assets is subject, (iii) conflicts or will conflict with, violate, result in (or has conflicted with, violated or resulted in) a breach of, constitute (or has constituted) a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of (or has accelerated) the performance required by, give (or has given) to others any material interests or rights or require any consent, authorization or approval under any indenture, mortgage, lease, agreement or instrument to which such Party or any of its Affiliates is a party or by which such Party or any of its Affiliates or any of their properties or assets is or may be bound or (iv) results or will result (or has resulted) in the creation or imposition of any lien upon any of the properties or assets of such Party or any of its Affiliates.

(c)               Authorizations. Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, or exemption or other action of, any governmental, administrative or regulatory authority, domestic or foreign, or any other Person that was or is required in connection with the valid execution, delivery, acceptance and

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performance by such Party (or any of its Affiliates) under this Agreement or consummation by such Party (or any of its Affiliates) of any transactions contemplated hereby has been completed, made or obtained on or before the date hereof.

(d)               Litigation. Other than the Granbury Litigation, there are no actions, suits, proceedings or investigations pending, or, to the knowledge of such Party or any of its Affiliates, threatened against or affecting such Party or any of its Affiliates or any of their properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit or proceeding which if adversely determined) reasonably be expected to materially impair such Party’s (or any of its Affiliates’) ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Party; such Party or any of its Affiliates has not received any currently effective notice of any default, and such Party or any of its Affiliates is not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Party’s (or any of its Affiliate’s) ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Party.

(e)               Broker. Except for Jones Lang LaSalle (“Broker”), who has been engaged by MARA in connection with the transactions contemplated by this Agreement pursuant to a separate written agreement, no broker, agent or other Person acting as such on behalf of such Party was instrumental in consummating this transaction and no conversations or prior negotiations were had by such Party with any broker, agent or other such Person concerning the transaction that is the subject of this Agreement. MARA shall be solely responsible for the costs, fees and expenses of the Broker.

13.3          MARA Representation and Warranty. MARA represents and warrants to Starwood that, as of the Effective Date, MARA is directly or indirectly Controlled by MARA Parent.

13.4          Starwood Representation and Warranty. Starwood represents and warrants to MARA that, as of the Effective Date, Starwood is directly or indirectly wholly-owned and Controlled by Starwood Parent.

Section 14. Indemnification. Each Party (the “Indemnifying Party”) hereby indemnifies and holds harmless the other Parties and their Affiliates and each of their and their Affiliates’ respective Subsidiaries, agents, officers, directors, members, managers, partners, shareholders, representatives and employees (each, an “Indemnified Party”) from and against all Damages as a result of or arising out of (a) any breach of any obligation of the Indemnifying Party under this Agreement, or (b) any inaccuracy in or breach of any representation or warranty made by the Indemnifying Party, in this Agreement. The indemnities, contributions and other obligations under this Agreement shall be in addition to any rights that any Indemnified Party may have under applicable law, in equity or otherwise.

Section 15. Miscellaneous.

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15.1          No Partnership. This Agreement does not create, and the execution hereof shall not be deemed to establish, a partnership, joint venture or fiduciary or agency relationship between or among the Parties or a separate legal entity. No Party, except as expressly set forth herein, shall have the authority to bind or obligate any other Party as an agent or partner as a result of the execution of this Agreement.

15.2          Notices.

(a)               Any and all notices, requests, approvals, authorizations, consents and other communications required or permitted to be delivered hereunder shall be in writing (whether or not expressly stated as to be in writing hereunder) and shall be deemed properly delivered when (i) delivered if sent by messenger with signed delivery receipt obtained, (ii) when transmitted by e-mail to the appropriate e-mail address listed below, so long as such e-mail or attached correspondence thereto expressly identifies in the subject line in ALL CAPITAL LETTERS that such correspondence constitutes an official notice pursuant to this Section 15.2, with the original to be sent the same day by messenger or by Federal Express or other recognized overnight delivery service, (iii) when delivered if sent by Federal Express or other recognized overnight delivery service, or (iv) five (5) Business Days after being deposited in the United States first class mail if sent postage prepaid by registered or certified mail, return receipt requested, in each case addressed as follows (or to such other address as shall be designated from time to time by any Party, as the case may be, in a notice to the other Parties in the manner provided for in this Section 15.2):

If to Starwood:

c/o Starwood Capital Group

1255 23rd Street NW, Suite 250

Washington, D.C. 20037

Attention: Anthony Balestrieri
Email: [***]

with a copy to:

Rinaldi, Finkelstein & Franklin, LLC

591 West Putnam Avenue

Greenwich, CT 06830

Attention: Daniel B. Medalie

Email: [***]

with a copy to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10021
Attention: Jonathan A. Schechter, Esq.
Email: jonathan.schechter@kirkland.com

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If to MARA:

MARA USA Corporation

1010 S Federal Hwy., Suite 2700

Hallandale Beach, Florida 33009

Email: [***]

with a copy to:

MARA Holdings, Inc.

1010 S Federal Hwy., Suite 2700

Hallandale Beach, Florida 33009

Attention: Legal

Email: [***]

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas New York, NY 10019

Attention: Ravi Purohit; Harris Freidus

Email: rpurohit@paulweiss.com; hfreidus@paulweiss.com

(b)               The time to respond to any notice shall commence to run on the date of delivery at the appropriate addresses (or the date of attempted delivery if delivery is refused during normal business hours or notice is designated by the postal authorities or other messenger or courier services as not deliverable); provided, that if such delivery occurs after 5:00 p.m. (local time where received) or on a day which is not a Business Day, then such notice or demand shall be deemed delivered on the immediately following Business Day after the actual day of delivery.

(c)               By giving to the other parties at least ten (10) days written notice thereof, the Parties and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses.

15.3          Governing Law.

(a)               This Agreement and the rights of the Parties hereunder shall be governed by, and interpreted in accordance with, the laws of the State of Delaware.

(b)               Each of the Parties irrevocably submits to the jurisdiction of the New York State courts and the Federal courts sitting in the State of New York, County of New York, and agrees that all matters involving this Agreement shall be heard and determined in such courts. Each of the Parties waives irrevocably the defense of inconvenient forum to the maintenance of such action or proceeding. Each of the Parties hereby irrevocably and unconditionally agrees that service of process may be made by any means permitted by applicable law or, to the fullest extent permitted by law, on such party at its address set forth in Section 15.2, by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting

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evidence of valid service, and that such service shall, to the fullest extent permitted by law, have the same legal force and effect as if served upon such party within the State of New York.

15.4          Successors; Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties and their successors and permitted assigns. No Party may assign or transfer any of its rights or obligations under this Agreement to any Person without the prior written consent of the other Parties, and any assignment or transfer or attempted assignment or transfer without such consent shall be void ab initio; provided, however, that notwithstanding the foregoing, with respect to each Target Property, Starwood may, without the prior written consent of MARA, assign or transfer all of its rights and obligations and liabilities under this Agreement with respect to such Target Property (including pursuant to Section 4 hereof) to any reasonably creditworthy Starwood Parent and/or Controlled Affiliate of Starwood Parent and, following such assignment, MARA shall look solely to such Person with respect to all of such obligations and liabilities so assumed by such Person, including any breach of Section 2(b) with respect to such Target Property. If Starwood consists of multiple Persons, such Persons that comprise Starwood shall be severally, not jointly, liable under this Agreement. Except as otherwise provided herein, any Party who transfers or assigns its rights hereunder as permitted by the terms of this Agreement shall have no further liability or obligation hereunder, except with respect to claims arising prior to such assignment or transfer.

15.5          Construction. In this Agreement, unless the context requires otherwise;

(a)               words expressed in the singular or the plural shall include the singular and the plural;

(b)               words expressed in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter;

(c)               “or” is not exclusive;

(d)               “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar impact;

(e)               “hereof,” “herein,” “hereunder” and like terms shall be taken as referring to this Agreement in its entirety and shall not be limited to any particular section or provision hereof; and

(f)                all “$” and dollar amounts are in U.S. dollars.

15.6          Table of Contents and Captions Not Part of Agreement. The table of contents and captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

15.7          Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction or in any respect, then the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the Parties shall amend or substitute such invalid, illegal or unenforceable provision with

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enforceable and valid provisions which would produce as nearly as possible the rights and obligations previously intended by the Parties without renegotiation of any material terms and conditions stipulated herein.

15.8          Counterparts. This Agreement may be (a) executed in several counterparts, all of which shall constitute one and the same instrument and (b) delivered in portable document format (PDF) by electronic mail, each of which shall be deemed an original for all purposes.

15.9          Entire Agreement and Amendment.

(a)               This Agreement, the Venture Documents and the other written agreements described herein between the Parties or their Affiliates entered into on or after the date hereof, constitutes the entire agreement relating to the subject matter hereof and fully supersede any and all prior agreements or understandings between the Parties (and their Affiliates) pertaining to the subject matter hereof.

(b)               No amendment or waiver of this Agreement (or provision hereof) shall be enforceable against any Party unless it is in writing and duly executed by such Party.

15.10      Further Assurances. Each Party agrees to execute and deliver any and all additional instruments and documents and do any and all acts and things as may be necessary or expedient to effectuate more fully this Agreement or any provisions hereof or to carry on the business contemplated hereunder.

15.11      No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other party (including, without limitation, any creditor of any Joint Venture) shall have any right or claim against any Party by reason of those provisions or be entitled to enforce any of those provisions against any Party.

15.12      Incorporation by Reference. Every Exhibit, Schedule and Annex attached to this Agreement is incorporated in this Agreement by reference. Unless otherwise expressly provided herein, all references to “Articles”, “Sections”, “clauses”, “subsections” or “paragraphs” are to Articles, Sections, clauses, subsections and paragraphs of this Agreement and all references to “Exhibits”, “Annexes” and “Schedules” are to the exhibits, annexes and schedules attached hereto.

15.13      Remedies Cumulative; Dispute Costs.

(a)               In the case of a breach of this Agreement, the Parties shall have all remedies available at law or equity (including specific performance and/or equitable or injunctive relief).  The rights and remedies given in this Agreement and available at law or in equity (including, without limitation, specific performance and/or equitable or injunctive relief) to a Party shall be deemed cumulative, and the exercise of one of such remedies shall not operate to bar the exercise of any other rights and remedies reserved to a Party under the provisions of this Agreement or available to a Party at law or in equity.

(b)               If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any Party to enforce its rights under this Agreement or any

21

document delivered pursuant to this Agreement against any other Party, all reasonable fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, incurred by the prevailing Party in such litigation, action, arbitration or proceeding shall be reimbursed by the losing Party. The attorneys’ fees which the prevailing Party is entitled to recover shall include fees for prosecuting or defending any appeal and shall be awarded for any supplemental proceedings until the final judgment is satisfied in full. In addition to the foregoing award of attorneys’ fees to the prevailing Party, the prevailing Party in any lawsuit or arbitration procedure on this Agreement shall be entitled to its reasonable attorneys’ fees incurred in any post judgment proceedings to collect or enforce the judgment. This attorneys’ fees provision is separate and several and shall survive the merger of the Agreement into any judgment. This clause (b) shall apply, mutatis mutandis, to an Indemnified Party seeking to enforce its rights pursuant to Section 14.

15.14      No Waiver. One or more waivers of the breach of any provision of this Agreement by any Party shall not be construed as a waiver of a subsequent breach of the same or any other provision, nor shall any delay or omission by a Party to seek a remedy for any breach of this Agreement or to exercise the rights accruing to a Party by reason of such breach be deemed a waiver by a Party of its remedies and rights with respect to such breach.

15.15      Limitation On Use of Names. Notwithstanding anything contained in this Agreement or otherwise to the contrary, each Party as to itself agrees that neither it nor any of its Affiliates, agents, or representatives is granted a license to use or shall use the name of the other Parties or their Affiliates under any circumstances whatsoever, except to the extent expressly approved in writing by the Party whose name (or whose Affiliate’s name) is to be used or as expressly provided in any Venture Document.

15.16      Public Announcements. Except as otherwise expressly permitted in any JV Agreement, no Party or any Affiliate of such Party shall, without the prior approval of the other Parties, issue any press releases or otherwise make any public statements with respect to this Agreement, any Joint Venture, any Venture Document, any Purchase and Sale Agreement or the transactions contemplated hereby or thereby.

15.17      No Construction Against Drafter. This Agreement has been negotiated and prepared by the Parties and their respective attorneys and, should any provision of this Agreement require interpretation, the court or arbitrators interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

15.18      Expenses. Except as otherwise specifically provided in this Agreement, in a Venture Document or otherwise agreed in writing by the Parties, each Party (and its Affiliates) shall bear its own costs and expenses in connection with entering into this Agreement and the consummation of the transactions and performance of its obligations contemplated hereby.

15.19      Termination of Certain Agreements. Upon the execution and delivery of this Agreement, the Parties hereto hereby acknowledge and agree that each of the following shall be deemed terminated and of no further force and effect: (a) that certain Collaborative Site Pursuit Agreement between MARA USA Corporation, a Delaware corporation, and SCG Global

22

Holdings, L.L.C. (“MARA USA”), a Delaware limited liability company (“SCG”), dated as of January 31, 2025, (b) that certain Mutual Confidentiality Agreement between MARA USA and SCG dated as of August 16, 2024, as amended by that certain First Amendment to Nondisclosure Agreement between MARA USA and SCG dated as of March 28, 2025 and as further amended by that certain Second Amendment to Nondisclosure Agreement between MARA USA and SCG dated as of January 7, 2026 and (c) Paragraph 4 (“Exclusivity”) and Paragraph 5 (“Confidentiality”) of that certain Letter of Intent, dated as of January 7, 2026, by and between MARA USA and SCG.

15.20      Limitation on Liability. Notwithstanding anything contained in this Agreement to the contrary:

(a)                (i) with respect to a Development Package for a Target Property, (A) clause (k) of the definition of Development Package with respect to such applicable Development Package of such applicable Target Property shall not constitute (and shall expressly exclude) any representation or warranty as to, or guaranty of, the truth, accuracy or completeness of any such information or materials (including, without limitation, any financial data, financial projects or forecasts), and, except as expressly provided in clause (k) of the definition of Development Package with respect to such applicable Development Package of such applicable Target Property, Starwood is not making and has not at any time made any representations or warranties of any kind or character, express or implied, with respect to such applicable Target Property, such applicable Development Package or any information or materials related to such applicable Target Property or such applicable Development Package, including, but not limited to, any representation or warranty as to title, habitability, merchantability or fitness of such Target Property or the interests for a particular purpose, (B) Starwood and its Affiliates shall not have any liability whatsoever with respect to any breach of the representation and warranty made by Starwood pursuant to clause (k) of the definition of Development Package with respect to such applicable Development Package of such applicable Target Property, to the extent MARA or its Affiliates had actual knowledge of such misrepresentation or breach of the warranty prior to the delivery of a Notice to Proceed or a Notice Not to Proceed in respect of such applicable Target Property (it being acknowledged and agreed by MARA that none of Starwood and its Affiliates are guaranteeing the success or outcome with respect to the development, ownership, leasing, financing or operation of such applicable Target Property); and (C) if, following the contribution of such Target Property to a Joint Venture, MARA discovers that Starwood breached the representation and warranty made by Starwood pursuant to clause (k) of the definition of Development Package with respect to such applicable Development Package of such applicable Target Property, then, unless such breach constituted actual fraud, MARA or its Affiliates shall not have any rescission rights or right to call for the unwind of the contribution of such Target Property, and (ii) under no circumstances shall MARA seek or be entitled to recover any special, consequential, punitive, speculative or indirect damages, all of which MARA specifically waives, from Starwood for any breach by Starwood or any of its Affiliates of this Agreement, including, without limitation, a breach by Starwood or any of its Affiliates of such applicable representation and warranty made by Starwood pursuant to clause (k) of the definition of Development Package with respect to such applicable Development Package of such applicable Target Property; provided that in no event shall the foregoing clause (ii) apply to claims for actual fraud;

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(b)                (i) with respect to a representation and warranty made by MARA pursuant to Section 7(c) with respect to any Target Property, (A) such representation and warranty shall not constitute (and shall expressly exclude) any representation or warranty as to, or guaranty of, the truth, accuracy or completeness of any such information or materials (including, without limitation, any financial data, financial projects or forecasts), and, solely within the context of Section 7(c) and not elsewhere in this Agreement, a Contribution Agreement or a Purchase and Sale Agreement, except as expressly provided in such representation and warranty, MARA is not making and has not at any time made any representations or warranties of any kind or character, express or implied, with respect to such applicable Target Property or any information or materials related to such applicable Target Property, including, but not limited to, any representation or warranty as to title, habitability, merchantability or fitness of such Target Property or the interests for a particular purpose, and (B) MARA and its Affiliates shall not have any liability whatsoever with respect to any breach of the representation and warranty made by MARA pursuant to Section 7(c) with respect to such applicable Target Property, to the extent Starwood or its Affiliates had actual knowledge of such misrepresentation or breach of the warranty prior to the delivery by MARA of a Notice Not to Proceed in respect of such applicable Target Property (it being acknowledged and agreed by Starwood that none of MARA and its Affiliates are guaranteeing the success or outcome with respect to the development, ownership, leasing, financing or operation of such applicable Target Property); and (ii) under no circumstances shall Starwood seek or be entitled to recover any special, consequential, punitive, speculative or indirect damages, all of which Starwood specifically waives, from MARA for any breach by MARA or any of its Affiliates of this Agreement, including, without limitation, a breach by MARA or any of its Affiliates of such applicable representation and warranty made by MARA pursuant to Section 7(c) with respect to such applicable Target Property; provided that in no event shall the foregoing clause (ii) apply to claims for actual fraud;

(c)               Starwood agrees that no officer, director, employee, trustee, shareholder, member, partner, principal, parent, subsidiary, representative or other Affiliate of MARA, or any direct or indirect owner or any beneficial owner of MARA, in any case, assumes personal liability for any obligations entered into on behalf of MARA under this Agreement; and

(d)               MARA agrees that no officer, director, employee, trustee, shareholder, member, partner, principal, parent, subsidiary, representative or other Affiliate of Starwood or any direct or indirect owner or any beneficial owner of Starwood, in any case, assumes personal liability for any obligations entered into on behalf of Starwood under this Agreement.

15.21      MARA Net Worth. MARA and each Affiliate of MARA that joins onto this Agreement covenants and agrees, and MARA Parent hereby covenants and agrees to cause MARA and any Affiliate of MARA that joins onto this Agreement, to be sufficiently capitalized and have sufficient net worth to comply with all of MARA’s obligations under this Agreement.

15.22      Change of Control of MARA Parent. In the event that of any change of Control of MARA Parent occurs, then (a) MARA shall promptly notify Starwood in writing of same and (b) within ten (10) days following the earlier to occur of MARA providing Starwood such notice as provided in the immediately preceding clause (a) and Starwood notifying MARA of its awareness of such change of Control of such MARA Parent, Starwood and MARA shall, acting reasonably and in good faith, identify the new MARA Parent in accordance with the definition

24

thereof and, if appropriate, amend (or, if reasonably required by Starwood, supplement) the definitions of “MARA Parent” and “MARA Change of Control” and terms in this Agreement that are related thereto accordingly.

15.23      Specified Pursuit Costs.

(a)               In the event that either Party (the “Initiating Party”) desires to incur costs and expenses relating to the acquisition and ownership of Accretive Properties or equipment or electrical infrastructure or to the procurement of a Power Contingency for or with respect to a Target Property in excess of the Pursuit Costs Budget for such Target Property (any such costs and expenses, “Specified Pursuit Costs”; and any assets acquired with Specified Pursuit Costs, “Specified Accretive Assets”), the Initiating Party shall deliver written notice to the other Party (the “Non-Initiating Party”), which written notice shall contain a reasonably detailed description of the Specified Accretive Assets that are sought to be acquired and the Specified Pursuit Costs that are projected to be incurred in connection with such acquisition. Within ten (10) Business Days after the receipt of such notice, the Non-Initiating Party shall deliver written notice to the Initiating Party of whether or not it elects to participate in the funding of such Specified Pursuit Costs. During such ten (10) Business Day period, the Initiating Party shall promptly provide any information reasonably requested by the Non-Initiating Party with respect to the applicable Specified Accretive Assets and related Specified Pursuit Costs. If the Non-Initiating Party fails to timely deliver such notice, it shall be deemed to have elected not to participate in the funding of such Specified Pursuit Costs.

(b)               If the Non-Initiating Party elects to participate in the funding of any Specified Pursuit Costs, then the Pursuit Costs Budget for the applicable Target Property shall automatically be deemed increased by the amount of such Specified Pursuit Costs, each of MARA and Starwood shall be responsible for 50% of such Specified Pursuit Costs as and when they are incurred, and such Specified Pursuit Costs shall constitute “Approved Pursuit Costs” for purposes of this Agreement. If any Party bears more than its share of any such Specified Pursuit Costs, the other Party shall reimburse such Party for such excess Specified Pursuit Costs within thirty (30) days following its receipt of a reasonably detailed invoice therefor. Notwithstanding the foregoing or anything contained herein to the contrary, the Parties hereto hereby acknowledge and agree that the Wheeler and Tibljas Property constitutes Specified Accretive Assets that Starwood or a designated Controlled Affiliate thereof has elected to own and with respect to which the Parties have agreed that the Specified Pursuit Costs with respect thereto (which shall constitute “Approved Pursuit Costs” pursuant to the terms hereof) shall be borne by the Parties on a 50 / 50 basis pursuant to this Section 15.23(b) in an amount not to exceed $90,000,000.00 in the aggregate (i.e., $45,000,000.00 per Party).

(c)               If each Party issues a Notice Not to Proceed with respect to the applicable Target Property and the applicable Specified Accretive Assets pursuant to Section 7, then, subject to Section 15.23(a), neither Party shall be entitled to any reimbursement or compensation in respect of such Specified Pursuit Costs, and, unless otherwise agreed by the Parties, the applicable Specified Accretive Assets shall be marketed for sale by Starwood, and the net proceeds of such sale shall be paid 50% to each Party. If each Party issues a Notice to Proceed with respect to the applicable Target Property and the applicable Included Specified Accretive Assets (as defined in clause (n) of the Definition of the Development Package) pursuant to

25

Section 7, then such Included Specified Accretive Assets, along with the applicable Target Property shall be contributed to a Joint Venture pursuant to Section 8; it being acknowledged and agreed that, for the avoidance of doubt, any Excluded Specified Accretive Assets (as defined in clause (n) of the Definition of the Development Package) with respect to such Target Property shall not be contributed to such Joint Venture. If MARA issues (or is deemed to have issued) a Notice Not to Proceed with respect to the applicable Target Property and the applicable Included Specified Accretive Assets pursuant to Section 7 and Starwood delivers a Notice to Proceed Alone with respect to such Target Property and such applicable Included Specified Accretive Assets pursuant to Section 7, then in connection with the sale of such Target Property to Starwood (or its designated Affiliate) pursuant to Section 9, Starwood shall reimburse MARA for the amount of such Included Specified Pursuit Costs funded by MARA; it being acknowledged and agreed that, for the avoidance of doubt, any Excluded Specified Accretive Assets with respect to such Target Property shall not be reimbursable.

(d)               If the Non-Initiating Party does not elect (or is deemed not to have elected) to participate in the funding of any Specified Pursuit Costs, then the Initiating Party shall (if it elects to proceed with incurring such Specified Pursuit Costs) fund 100% of such Specified Pursuit Costs (any Specified Pursuit Costs funded 100% by the Initiating Party, “Go Alone Specified Pursuit Costs”). If the Initiating Party incurs Go Alone Specified Pursuit Costs and each Party issues a Notice to Proceed with respect to the applicable Target Property and the applicable Included Specified Accretive Assets pursuant to Section 7, the Initiating Party shall, with respect to such Included Specified Accretive Assets, be deemed to have made a capital contribution to such Joint Venture in the amount that would result in the Initiating Party (if such amount were paid to the Initiative Party) receiving an 8% internal rate of return (compounded annually) on 150% of such Go Alone Specified Pursuit Costs for solely Included Specified Accretive Assets; it being acknowledged and agreed that, for the avoidance of doubt, any Excluded Specified Accretive Assets with respect to such Target Property shall not be accounted for in such capital contribution.

(e)               If MARA is the Initiating Party and has incurred Go Alone Specified Pursuit Costs and Starwood issues a Notice to Proceed Alone with respect to the applicable Target Property and the applicable Included Specified Accretive Assets pursuant to Section 7, then in connection with the sale of such Target Property and such Included Specified Accretive Assets to Starwood (or its Affiliate) pursuant to Section 9, Starwood shall reimburse MARA for 150% of the full amount of such Go Alone Specified Pursuit Costs for solely Included Specified Accretive Assets (together with an 8% internal rate of return thereon); it being acknowledged and agreed that, for the avoidance of doubt, any Excluded Specified Accretive Assets with respect to such Target Property shall not be accounted for in such reimbursement.

(f)                All Specified Accretive Assets, whether or not acquired with Go Alone Specified Pursuit Costs, shall at Starwood’s election in its sole discretion, be acquired by (or in the case of a Power Contingency held in the name of) one or more designated Controlled Affiliates of Starwood and shall, if each Party issues a Notice to Proceed with respect to the applicable Target Property and the applicable Included Specified Accretive Assets to a Joint Venture pursuant to Section 8, be conveyed to such Joint Venture (or its applicable Subsidiary) in connection with the conveyance of such Target Property to such Joint Venture (or its applicable Subsidiary) pursuant to such documents and instruments (i) to the extent applicable,

26

set forth in Section 8 or Section 9 and/or (ii) if not covered by Section 8 and/or Section 9, as the Parties shall otherwise reasonably agree.

(g)               Any Specified Accretive Assets to be contributed to a Joint Venture or sold to Starwood pursuant to this Section 15.23 shall constitute an “Accretive Property” with respect to such contribution and sale for purposes of Section 8 and Section 9 and the defined terms used therein (including, without limitation, the Applicable Purchase Price). In the event of a conflict between the provisions of this Section 15.23 and the other provisions of this Agreement, the provisions of this Section 15.23 shall control.

[Remainder of Page Intentionally Let Blank;

Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement is executed by the Parties effective as of the date first set forth above.

STARWOOD:

STARWOOD CAPITAL GROUP GLOBAL III, L.P., a Delaware limited partnership

By:	SCGG III GP, L.L.C., a Delaware limited liability company Its: General Partner

By:	/s/ Anthony Balestrieri
Name:	Anthony Balestrieri
Title:	Managing Director

MARA:

MARA USA CORPORATION,
a Delaware corporation

By:	/s/ Salman Khan
Name:	Salman Khan
Title:	Chief Financial Officer

The undersigned hereby joins in the execution of this Agreement solely for purposes of Section 15.19 hereof.

SCG GLOBAL HOLDINGS, L.L.C.,
a Delaware limited liability company

By:	/s/ Anthony Balestrieri
Name:	Anthony Balestrieri
Title:	Managing Director

The undersigned hereby joins in the execution of this Agreement solely for purposes of Section 15.21 hereof.

MARA HOLDINGS, INC.,
a Nevada corporation

By:	/s/ Salman Khan
Name:	Salman Khan
Title:	Chief Financial Officer

[Signature Page to Strategic Agreement]

EXHIBIT A

Definitions

For the purposes of this Agreement, the following terms shall have meanings set forth below.

“Access Agreements” shall mean, collectively, (i) that certain Property Access Agreement between Starwood Capital Group Global III, L.P., a Delaware limited partnership, and MARA USA Corporation, a Delaware corporation, dated as of the Effective Date, and (ii) that certain Amended and Restated Property Access Agreement, Starwood Capital Group Global III, L.P., a Delaware limited partnership, and GC Data Center Granbury, LLC, a Delaware limited liability company, dated as of the Effective Date.

“Accountant” shall have the meaning provided in Section 7(f).

“Accretive Property” shall have the meaning provided in Section 2(b).

“Accretive Property Purchase Agreements” shall have the meaning provided in Section 4(a)(ix).

“Affiliate” shall mean, with respect to a specified Person, (i) any Person directly or indirectly owning, Controlling or holding with power to vote 50% or more of the outstanding securities or other ownership interests of the specified Person, (ii) any Person 50% or more of whose outstanding securities or other ownership interests are directly or indirectly owned, Controlled or held by the specified Person, (iii) any Person directly or indirectly Controlling, Controlled by, or under common Control with the specified Person, (iv) in the case of a corporation, any officer or director of such corporation, (v) in the case of a partnership, any general partner of such partnership, (vi) in the case of a limited liability company, any manager or managing member of such limited liability company, (vii) any spouse, parent or lineal descendant of any individual described in clauses (i) through (vi) above or any Person directly or indirectly Controlled by any of the foregoing individuals, and/or (viii) any trust for the benefit of any individual described in clauses (i) through (vi) above or for the benefit of any spouse, parent or lineal descendant of any individual described in clauses (i) through (vi) above. For purposes of this Agreement, (x) Starwood shall not be deemed an Affiliate of MARA, any of its Affiliates, any Joint Venture and/or any of its Subsidiaries and (y) MARA and its Affiliates shall not be deemed to be Affiliates of Starwood, any of its Affiliates, any Joint Venture and/or any of its Subsidiaries.

“Agreement” shall mean this Strategic Agreement, as amended, restated or supplemented from time to time and shall include all Exhibits, Annexes and Schedules attached hereto.

“Alternative Use Value” means, with respect to any Specified Accretive Asset, the value to the applicable Party of such Specified Accretive Asset derived from an alternative use of such Specified Accretive Asset (i.e., a use outside of a Joint Venture), as reasonably determined by MARA and Starwood. Any disputes about the Alternative Use Value of any Specified Accretive Asset shall be resolved by an Expedited Arbitration Proceeding (as defined in the JV Agreement).

A-1

“Applicable Purchase Price” shall mean, with respect to each Target Property, an amount equal to the amount under the heading titled “Base Purchase Price” on Schedule A attached hereto with respect to such Target Property, less the aggregate sum of the following set forth in the following clauses (a), (b) and (c):

(a)               all projected costs provided for in the Development Business Plan and Budget with respect to such Target Property for (i) the acquisition of fee simple title to, and the assumption of a ground leasehold interest in, as applicable, such Target Property and any Accretive Properties (including closing costs incurred by the applicable Joint Venture if each Party issues a Notice to Proceed or Starwood if Starwood issues a Notice to Proceed Alone) that are necessary to deploy up to the Applicable Purchase Price Maximum Power with respect to such Target Property as a hyperscale data center as contemplated by such Development Business Plan and Budget, which costs for the assumption of a leasehold interest means the present value (using a 10% discount rate) of the sum of the remaining ground lease payments under any such ground lease (it being acknowledged that, for the Granbury Target Property, the Accretive Property is identified as the Constellation Land – parcel nos. R000047366, R000092756 and R000094504) and (ii) substation and other electric infrastructure upgrades or improvements required for up to the Applicable Purchase Price Maximum Power to be operational as contemplated by such Development Business Plan and Budget (which includes cost of redundancy upgrades to remedy single-point-of-failure concerns) (it being acknowledged that, for the Granbury Target Property, this clause (ii) shall be deemed to be zero);

(b)               as of the time the MARA Mining Adjustment Conditions are satisfied with respect to such Target Property, an amount equal to (i) the MARA Mining Adjustment with respect to such Target Property multiplied by (ii) the amount under the heading titled “Base Purchase Price” on Schedule A attached hereto with respect to such Target Property; and

(c)               any closing costs and legal fees of MARA (and/or its Affiliates) related to the Contribution Agreement or a Purchase and Sale Agreement with respect to such Target Property that are paid by the applicable Joint Venture or Starwood pursuant to such Contribution Agreement or Purchase and Sale Agreement.

provided, however, that, notwithstanding the foregoing or anything contained herein to the contrary, the Applicable Purchase Price for the Target Property commonly known as “Spearman” shall be $0.00.

“Applicable Purchase Price Maximum Power” shall mean, with respect to each Target Property, an amount equal to the power provided under the heading titled “Purchase Price Maximum Power” on Schedule A attached hereto with respect to such Target Property.

“Approved Investment Structure” shall have the meaning provided in Section 11.

“Approved Lease” shall mean, with respect to a Target Property, a commercial lease for the development of one or more Data Center Facilities on such Target Property that is consistent with the Target Property Project Parameters and the Target Property Leasing Guidelines for such Target Property and such other terms acceptable to Starwood.

“Approved Pursuit Costs” shall have the meaning provided in Section 5(a).

A-2

“Broker” shall have the meaning provided in Section 13.2(e).

“Business Day” shall mean any day that is not Saturday, Sunday or a day on which banks are required or permitted to be closed in the State of New York or California.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” shall have the meaning provided in Section 12(a).

“Contribution Agreement” means (i) a contribution agreement in the form of Exhibit D-1 attached hereto, in the case of a contribution pursuant to which MARA, or the Affiliate of MARA that owns or ground leases the applicable Target Property, shall contribute all of its right, title and interest in the applicable Target Property (other than any Excluded Property applicable thereto) to the applicable Joint Venture in accordance with the terms therein or (ii) a contribution agreement in the form of Exhibit D-2 attached hereto, in the case of a contribution pursuant to which MARA, or the Affiliate of MARA that owns or ground leases the applicable Target Property, shall contribute 100% of the direct or indirect interests in the applicable Target Property (other than any Excluded Property applicable thereto), as reasonably determined by MARA and Starwood.

“Control”, “Controlling” or “Controlled” shall mean in the case of any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting equity interests, by contract, or otherwise; provided that a Person may still have control of a specified Person notwithstanding that one or more third parties may have rights to participate in major decisions of the specified Person.

“Controlled Affiliate” shall mean with respect to any Person, any Affiliate of such Person pursuant to clause (iii) of the definition of Affiliate.

“Covered Party” shall have the meaning provided in Section 12(a).

“Damages” shall mean any loss, cost, expense, damage, claim, liability or injury, including, but not limited to, any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim.

“Data Center Facility” shall mean the development and construction of a data center facility (but excluding Mining Facilities), which, for the avoidance of doubt, may be the development and construction of a powered shell.

“Development Approvals” shall mean, with respect to each applicable Target Property, all approvals (including, without limitation, entitlement, fiber, building, environmental and water approvals) necessary to develop the Data Center Facility or Data Center Facilities intended to be developed thereon pursuant to the Target Property Project Parameters applicable to such Target Property.

A-3

“Development Business Plan and Budget” shall have the meaning provided in Section 4(a)(viii).

“Development Package” shall mean the following with respect to the applicable Target Property and the Data Center Facility or Data Center Facilities intended to be developed on such Target Property pursuant to the Target Property Project Parameters applicable to such Target Property:

(a)               A summary of the Due Diligence Activities undertaken with respect thereto and a red flags summary of any material due diligence issues identified while conducting such Due Diligence Activities;

(b)               A summary identifying all Development Approvals applicable thereto and the status of such Development Approvals;

(c)               Any deviations to such Target Property Project Parameters;

(d)               Whether the Power Contingency applicable thereto has been satisfied;

(e)               The status of leasing activities with respect thereto, including copies of any Approved Lease applicable thereto;

(f)                The Financing Terms applicable thereto;

(g)               Whether any Regulatory Approvals are applicable thereto and the status of the same;

(h)               The Development Business Plan and Budget applicable thereto;

(i)                 Any lease letters of intent, lease term sheets and/or lease agreements, together with a description of any variation between any such letters of intent, term sheets and/or lease agreements and the lease guidelines set forth in the Target Property Project Parameters;

(j)                 Copies of any material contracts, agreements, third-party reports, plans and/or specifications applicable thereto, as well as a list of any existing contracts that Starwood desires to terminate pursuant to the terms of the applicable Contribution Agreement on or prior to the closing date thereunder;

(k)               A representation and warranty by Starwood in favor of MARA that, as of the date of the delivery of the applicable Development Package, to Starwood’s actual knowledge, Starwood has provided to, or made available to, MARA or its Affiliates all material information and materials in its and/or its Controlled Affiliates’ possession and/or control specifically relating to (i) such Target Property (or any portion thereof and any direct or indirect interest therein) and/or (ii) potential opportunities in relation to such Target Property (or any portion thereof and any direct or indirect interest therein);

(l)                 If applicable, an executable version of the Ground Lease Termination / Amendment;

A-4

(m)             A description of any property (real, personal or otherwise) comprising all or any portion of such Target Property that Starwood has determined to exclude from (as applicable) the Contribution Agreement and/or Purchase and Sale Agreement applicable thereto (such excluded property with respect to a Target Property, the “Excluded Property”);

(n)               A description of any Accretive Properties and Specified Accretive Assets applicable to such Target Property (such Specified Accretive Assets that are contained in the Development Business Plan and Budget shall hereinafter be referred to as, collectively, the “Included Specified Accretive Assets”; and any Specified Accretive Assets that are not contained in the Development Business Plan and Budget shall hereinafter be referred to as, collectively, the “Excluded Specified Accretive Assets”);

(o)               If applicable, a description of any Third Party Joint Venture opportunities with respect to such Target Property and any letters of intent, term sheets and/or definitive documentation in connection therewith;

(p)               Starwood’s calculation (with appropriate backup) of the Applicable Purchase Price, together with, if applicable, Starwood’s determination, based upon the terms and/or requirements of any then applicable Approved Lease and/or the Financing Terms, of (I) whether a MARA Lease will be entered into with respect to such Target Property and/or (II) whether the terms of any such MARA Lease will differ from the MARA Lease Terms (unless MARA elects to not have a MARA Lease be executed in accordance with clause (ii) of Section 7(b) or an event described in clause (c) of the definition of Development Phase Trigger Event has occurred); and

(q)               any applicable Due Diligence Modifications.

“Development Phase” shall mean the construction and development phase of any Data Center Facility on a Target Property in accordance with the Development Business Plan and Budget applicable thereto.

“Development Phase Trigger Event” shall mean, with respect to each Target Property, the occurrence of the earliest of the following with respect to such Target Property: (a) the date that is twenty-four (24) months following the Effective Date (as such date shall be extended on a day-for-day basis by the period of time commencing on the date of the Non-Funding Event and ending on the date on which the Non-Funding Event is cured and/or as such date may be extended by the mutual agreement of the Parties); provided, that such date (as extended) shall automatically be extended by a period of twelve (12) months if, as of such date (as extended), the event described in clause (b) of this definition has not occurred but Starwood is engaged in active bona fide negotiations with at least one prospective tenant for an Approved Lease, (b) an Approved Lease in substantially executable form has been procured with respect to such Target Property, or (c) if elected by Starwood (acting in its sole and absolute discretion) in a writing to MARA following the occurrence of a Non-Funding Event.

“Development Services Agreement” shall mean a development services agreement in the form of Exhibit G attached hereto.

“Due Diligence Activities” shall have the meaning provided in Section 4(a)(i).

A-5

“Due Diligence Information and Work Product” shall mean, with respect to each Target Property, all due diligence information, work product and third-party reports, obtained, procured and/or developed, in the performance of the Pre-Development Activities with respect to such Target Property (including, without limitation, surveys, studies, designs, models, power analyses and market data); provided, however, that, “Due Diligence Information and Work Product” shall not include any proprietary or Confidential Information of Starwood, SDV, WWMC and/or any of their respective Affiliates.

“Due Diligence Modifications” shall mean any changes or modifications to the form of Contribution Agreement or Purchase and Sale Agreement that are made on account of material and adverse issues identified during Starwood’s due diligence review and/or investigations of the applicable Target Property that were caused by acts or omissions of MARA or any of its Controlled Affiliates after the Effective Date, other than acts or omissions in the ordinary course of action consistent with past practice.

“Effective Date” shall have the meaning provided in the first paragraph of this Agreement.

“Excluded Opportunity” shall mean any opportunity and/or actions which falls within any one or more of the following clauses:

(i)                 any existing and/or future investments in, or with respect to, any Person if not more than thirty percent (30%) of the gross revenue of such Person and its Controlled Subsidiaries (measured at the time of the applicable investment and based on the latest annual financial statements (audited, if available) of such Person and its Controlled Subsidiaries) is derived from Restricted Assets;

(ii)              without limiting anything in clauses (i) and (iv) of this definition, any investments of, or with respect to, the outstanding equity of any Person whose equity securities are publicly traded;

(iii)            any opportunities of a Future Starwood Restricted Person to engage in Restricted Activities (other than acquiring, leasing or otherwise obtaining any rights with respect to any Accretive Property) to the extent (x) such opportunity existed as of the date of acquisition of such Future Starwood Restricted Person pursuant to a binding contractual obligation and (y) it is not legally permissible to assign such binding contractual obligation to a Joint Venture (it being agreed that for purposes hereof, it shall not be legally permissible to assign a contractual obligation if the assignment thereof requires Starwood or any of its Affiliates to make any payment or requires the consent of a party and such party either refuses to consent to such assignment or agrees to consent to such assignment but only following the satisfaction of certain conditions that would be adverse (financial or otherwise) to the Future Starwood Restricted Person or its Affiliates); and/or

(iv)             any acquisition of or investment in (either in one transaction or a series of related transactions), a portfolio of assets containing one or more Restricted Assets if not more than thirty percent (30%) of the acquisition cost of such portfolio of assets is allocated

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to such Restricted Assets or not more than thirty percent (30%) of the gross revenue is derived from such Restricted Assets.

“Exclusivity Period” shall mean, with respect to each Target Property, the period commencing on the Effective Date and ending on the earliest to occur of the following with respect to such Target Property: (i) each Party delivers a Notice to Proceed with respect to such Target Property and such Target Property is acquired by a Joint Venture or a Subsidiary thereof pursuant to a Contribution Agreement, (ii) MARA delivers (or is deemed to have delivered) a Notice Not to Proceed and Starwood delivers a Notice to Proceed Alone with respect to such Target Property and such Target Property is acquired by Starwood and/or an Affiliate thereof pursuant to a Purchase and Sale Agreement, (iii) Starwood delivers (or is deemed to have delivered) a Notice Not to Proceed with respect to such Target Property, (iv) each of Starwood and MARA delivers (or is deemed to have delivered) a Notice Not to Proceed with respect to such Target Property or (v) Starwood, in its sole but good faith discretion, determines that it is not possible or not commercially feasible to develop a Data Center Facility on such Target Property that meets the Target Property Project Parameters with respect to such Property and sends written notice of such determination with respect to such Target Property to MARA. For the avoidance of doubt, the “Exclusivity Period” with respect to any Excluded Property comprising all or any portion of any Target Property shall expire on the date on which the Exclusivity Period ends pursuant to the terms hereof with respect to such Target Property.

“Excluded Property” shall have the meaning provided in the definition of “Development Package”.

“Excluded Specified Accretive Assets” shall have the meaning provided in clause (n) of the definition of the Development Package.

“Financing Terms” shall have the meaning provided in Section 4(a)(vii).

“Future Starwood Restricted Person” shall mean any Person that is acquired after the date hereof by another Person pursuant to the exclusion set out in clause (i) of the definition of “Excluded Opportunity” and, as a result of such acquisition, becomes a Starwood Restricted Person.

“Go Alone Specified Pursuit Costs” has the meaning provided in Section 15.23(d).

“Granbury Litigation” means the following cases: (i) Adair, et al. v. Marathon Digital Holdings, Inc., Case No. 4:25-cv-00845-O (N.D. Tex., Fort Worth Division) and (ii) Citizens Concerned About Wolf Hollow v. Marathon Digital Holdings, Inc., Case No. C2024253 (355th District Court of Hood County, TX).

“Granbury Target Property” shall mean the Target Property commonly known as Granbury.

“Ground Lease Termination / Amendment” shall have the meaning provided in Section 4(a)(x).

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“Included Specified Accretive Assets” shall have the meaning provided in clause (n) of the definition of the Development Package.

“Indemnified Party” shall have the meaning provided in Section 14.

“Indemnifying Party” shall have the meaning provided in Section 14.

“Initiating Party” has the meaning provided in Section 15.23(a).

“Joint Venture” and “Joint Ventures” shall mean the joint ventures to be formed by the Parties pursuant to the terms and provisions of this Agreement to directly or indirectly acquire a Target Property.

“JV Agreement” shall mean a joint venture agreement in the form of Exhibit E attached hereto.

“Leasing Commission Agreement” shall mean, with respect to each Target Property, the leasing commission agreement in the form attached hereto as Exhibit C.

“MARA” shall have the meaning provided in the first paragraph of this Agreement.

“MARA Change of Control” shall mean any transaction or series of transactions which results in MARA no longer being directly or indirectly Controlled or co-Controlled by, or under common Control or co-Control with, MARA Parent.

“MARA Employment Restricted Person” shall mean any employee of MARA and/or any of its Controlled Affiliates.

“MARA Equity Decision” shall have the meaning provided in Section 7(b).

“MARA Lease” shall mean a lease substantially in accordance with the terms attached hereto as Exhibit H.

“MARA Mining Adjustment” shall mean, with respect to a Target Property, the fraction, expressed as a percentage, equal to (i) the available average gross capacity that will be available to MARA under the MARA Lease due to the terms and conditions of the Approved Lease and any other relevant facts with respect to such Target Party, Specified Accretive Assets and the MARA Lease with respect to such Target Property divided by (ii) the Applicable Purchase Price Maximum Power.

“MARA Mining Adjustment Conditions” shall mean, with respect to a Target Property, the satisfaction of the following conditions: (a) a MARA Lease is entered into with respect to such Target Property as contemplated by Section 7 or otherwise, (b) Starwood (or its applicable Affiliate) and MARA (or its applicable Affiliate) can re-locate MARA’s bitcoin mining operations at such Target Property to a location determined by Starwood and (c) MARA elects to do so.

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“MARA Parent” shall mean MARA Holdings, Inc., a Nevada corporation, together with its successors or assigns (including, without limitation, any successor after giving effect to any merger, consolidation or business combination), subject to modification in accordance with Section 15.22.

“MARA Restricted Person” shall mean MARA and its Controlled Affiliates.

“Mining Facility” shall mean, with respect to each Target Property, the development and construction of one or more Bitcoin mining facilities thereon.

“Non-Funding Event” shall have the meaning provided in Section 5(a).

“Non-Initiating Party” has the meaning provided in Section 15.23(a).

“Notice Not to Proceed” shall mean, with respect to a Target Property, a notice not to proceed to the Development Phase with respect to such Target Property to develop one or more Data Center Facilities in accordance with the Development Business Plan and Budget for such Target Property.

“Notice to Proceed” shall mean, with respect to a Target Property, a notice to proceed to the Development Phase with respect to such Target Property to develop one or more Data Center Facilities in accordance with the Development Business Plan and Budget for such Target Property.

“Notice to Proceed Alone” shall mean, with respect to a Target Property, a notice by Starwood to proceed without MARA to the Development Phase with respect to such Target Property to develop one or more Data Center Facilities in accordance with the Development Business Plan and Budget for such Target Property.

“Party” and “Parties” shall have the meaning provided in the first paragraph of this Agreement.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other legal entity.

“Power Contingency” shall mean, with respect to each Target Property, the procurement of power for the Data Center Facility or Data Center Facilities intended to be developed thereon consistent with the Target Property Project Parameters applicable to such Target Property.

“Pre-Development Activities” shall have the meaning provided in Section 4(a).

“Pre-Development Services Agreement” shall mean the Pre-Development Services Agreement in the form attached hereto as Exhibit B.

“Property Management Agreement” shall mean a property management agreement in the form of Exhibit I attached hereto.

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“Purchase and Sale Agreement” shall mean a purchase and sale agreement substantially in the form of the asset / equity Contribution Agreement, as modified as necessary to reflect a purchase and sale (rather than a contribution) of a Target Property.

“Pursuit Costs Budget” shall mean, with respect to each Target Property, the pursuit costs budget with respect to such Target Property attached hereto as Schedule C.

“Qualified Financing Criteria” shall have the meaning ascribed to such term in the JV Agreement.

“Regulatory Approvals” shall have the meaning provided in Section 4(a)(v).

“REIT” shall mean a real estate investment trust as defined in Code Section 856.

“REIT Agreement” shall mean the REIT limited partnership or limited liability company agreement for each REIT Subsidiary of each Venture in the form attached hereto as Exhibit F.

“REIT Subsidiary” shall mean any Subsidiary of a Joint Venture taxed as a REIT.

“Representatives” shall have the meaning provided in Section 12(a).

“Restricted Activities” shall mean the acquisition or leasing of a Restricted Asset.

“Restricted Asset” shall mean a Data Center Facility located within a thirty (30) mile radius of a Target Property in respect of which the Exclusivity Period is in effect.

“SDV” shall mean Starwood Digital Ventures, L.L.C., a Delaware limited liability company.

“Specified Accretive Assets” has the meaning provided in Section 15.23(a).

“Specified Pursuit Costs” has the meaning provided in Section 15.23(a).

“Starwood” shall have the meaning provided in the first paragraph of this Agreement.

“Starwood Capital Group” shall mean the business and/or investment funds commonly known as “Starwood Capital Group”.

“Starwood Change of Control” shall mean any transaction or series of transactions which results in Starwood no longer being directly or indirectly Controlled or co-Controlled by, or under common Control or co-Control with, Starwood Parent.

“Starwood Employment Restricted Person” shall mean any employee of Starwood and/or any of its Controlled Affiliates.

“Starwood Funds” shall mean any entity, fund, aggregator entity, investment partnership, feeder or investment vehicle (whether organized as a limited liability company, limited partnership, corporation, trust or other business entity) that exists as of the Effective Date and is Controlled, directly or indirectly, by Starwood Capital Group Holdings, L.P., a Delaware limited

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partnership, or its Subsidiaries; provided, that, notwithstanding the foregoing, the following Persons and their Subsidiaries shall not be included in this definition: (i) Starwood Property Trust, (ii) Starwood Real Estate Income Trust, (iii) any “debt fund” or “credit fund” Controlled directly or indirectly by Starwood Capital Group Holdings, L.P., a Delaware limited partnership, (iv) any Person that falls within Barry S. Sternlicht’s “JAWS” family office and (v) any public company or entity.

“Starwood Parent” shall mean any of (i) any Starwood Senior Executive or his estate or any trust established for the benefit of any Starwood Senior Executive and/or members of his family, (ii) SCG SDV Holdings, L.L.C., a Delaware limited liability company, or Starwood Distressed Opportunity Fund XIII SAR, L.P., a Delaware limited partnership, or Starwood Capital Group Holdings, L.P., or any of their respective successor or assigns, (iii) any other Person that is directly or indirectly Controlled, or co-Controlled by, or under common Control or co-Control with any Person identified in clause (i) or (ii) of this definition, or Starwood Capital Group or any of their respective successor or assigns, and/or (iv) any publicly-traded company or any subsidiary thereof of which any Starwood Senior Executive is either the initial or current chief executive officer or co-chief executive officer and/or chairman or co-chairman of the board of directors thereof. For the purposes of this definition a Person shall be deemed to Control or have co-Control notwithstanding the granting of certain customary major decision approval rights to another Person.

“Starwood Restricted Person” shall mean Starwood Funds and their direct and indirect Controlled Subsidiaries.

“Starwood Senior Executive” shall mean Barry S. Sternlicht, an individual, or any successor Chief Executive Officer or chairman or co-Chief Executive Officer or co-chairman of Starwood Capital Group.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity in which such Person holds, directly or indirectly (including through one or more Subsidiaries) an equity interest.

“Target Property” and “Target Properties” shall mean each target property set forth on Schedule A attached hereto.

“Target Property Leasing Guidelines” shall mean, with respect to each Target Property, the leasing guidelines with respect to such Target Property, as set forth on Schedule F attached hereto, as the same may be changed from time to time by SDV.

“Target Property Project Parameters” shall mean, with respect to each Target Property, the high-level parameters of the Data Center Facility or Data Center Facilities intended to be developed on such Target Property, as set forth on Schedule B attached hereto, as the same may be changed from time to time by SDV, subject to MARA’s approval in its sole discretion.

“Third Party Joint Venture” shall mean a joint venture to be formed between a Joint Venture and a third party with respect to a Target Property.

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“Venture Document” and “Venture Documents” shall mean, with respect to each Target Property for which each Party has issued a Notice to Proceed in accordance with the terms hereof, the Contribution Agreement, the JV Agreement, the REIT Agreement, the Development Services Agreement, the MARA Lease, the Leasing Commission Agreements, the Property Management Agreement and any other organizational documents of the applicable Joint Venture and its Subsidiaries, in each case applicable to such Target Property.

“Wheeler and Tibljas Property” shall mean, collectively, that certain property that is the subject of each of the Wheeler and Tibljas Purchase Agreements in the aggregate.

“Wheeler and Tibljas Purchase Agreements” shall mean each of the following agreements: (i) that certain Purchase and Sale Agreement, dated as of December 4, 2025, by and between Edward James Tibljas and Dawn Kimberley Tibljas, as seller, and National CRE Holdings, L.L.C., as purchaser, (ii) that certain Membership Interest Purchase and Sale Agreement, dated as of January 4, 2026, by and between Greenland Capital, LLC, as seller, and National CRE Holdings, L.L.C., as purchaser, as amended by that certain First Amendment to Membership Interest Purchase and Sale Agreement, dated as of February 6, 2026, (iii) that certain Commercial Contract – Unimproved Property, dated as of November 12, 2024, by and between Ted Hayes and Linda Hayes, as seller, and Greenland Capital, LLC, as buyer, (iv)that certain Commercial Contract – Unimproved Property, dated as of February 4, 2025, by and between Liana Oechsle, as seller, and Greenland Capital, LLC, as buyer, and (v) that certain Commercial Contract – Unimproved Property, dated as of October 2, 2024, by and between Wheeler Family Trust, Rickey Wheeler, Marla Wheeler, Kyle Wheeler, and Kayla Wheeler Rojas, as seller ,and Greenland Capital, LLC, as buyer, as amended by that certain First Amendment to Purchase and Sale Agreement, dated as of November 12, 2024, in each case as the same may be amended or otherwise modified.

“WWMC” shall mean Worldwide Mission Critical, LLC, a Virginia limited liability company, together with its successors and/or assigns.

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